As filed with the Securities and Exchange Commission on April 1, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AETERNA ZENTARIS INC.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Norton Rose Fulbright Canada LLP

1 Place Ville Marie

Suite 2500

Montreal, Quebec, Canada

H3B 1R1

(Address of principal executive offices)

Second Amended and Restated Stock Option Plan

(Full title of the plan)

Aeterna Zentaris, Inc.
315 Sigma Drive, Suite 302D

Summerville, SC 29483

(843) 900-3223

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, without par or nominal value(3)	1,057,191	$3.375	$3,568,020	$359.30

(1)         Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional common shares that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events. In addition, all common shares of the Registrant carry rights to purchase additional common shares pursuant to the Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada. Such purchase rights are attached to and trade with the common shares. Value attributable to such rights, if any, is reflected in the market price of the common shares.

(2)         Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for the common shares issuable upon the exercise of options that may be granted under the Second Amended and Restated Stock Option Plan of Aeterna Zentaris Inc. (the “Plan”) consists of $3,568,020 payable in respect of 1,057,191 common shares (giving effect to the Registrant’s 100-for-1 share consolidation that became legally effective on November 17, 2015), based on the average high and low prices of the Registrant’s common shares reported on The NASDAQ Capital Market on March 28, 2016.

(3)         Represents additional common shares reserved for issuance upon the exercise of options that may be granted under the Plan. Pursuant to Section 3.1 of the Plan, the number of common shares issuable pursuant to option grants under the Plan increased due to an increase in the number of issued and outstanding common shares arising from issuances of common shares in a December 2015 public offering, upon various warrant exercises and in other transactions since December 10, 2014.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 1,057,191 common shares, without par or nominal value (“Common Shares”), of Aeterna Zentaris Inc. (the “Registrant”) for issuance pursuant to the exercise of options that may be granted under the Second Amended and Restated Stock Option Plan of Aeterna Zentaris Inc. (the “Plan”).  Such number of Common Shares gives effect to the Registrant’s 100-for-1 share consolidation that became legally effective on November 17, 2015 (the “Share Consolidation”).  Pursuant to Section 3.1 of the Plan, the number of Common Shares issuable pursuant to option grants under the Plan increased due to an increase in the number of issued and outstanding Common Shares arising from issuances of Common Shares in a December 2015 public offering, upon various warrant exercises and in other transactions (including the expiration and cancellation of various stock options) since December 10, 2014.

In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-200834), filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2014, to register 7,468,035 Common Shares (on a pre-Share Consolidation basis, or 74,680 Common Shares on a post-Share Consolidation basis) for issuance pursuant to exercises of options granted or to be granted under such Plan, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.            Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)         our annual report on Form 20-F for the financial year ended December 31, 2015 (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), and which includes our consolidated statements of financial position as at December 31, 2015 and December 31, 2014 and our consolidated statements of changes in shareholders’ equity, comprehensive (loss) income and cash flows for the years ended December 31, 2015, 2014 and 2013 included as Item 18 and management’s annual report on internal control over financial reporting set out on page 92 of our 2015 annual report on Form 20-F, together with the auditors’ report dated March 29, 2016 on our consolidated financial statements as at December 31, 2015; and our Management’s Discussion and Analysis included as “Item 5. — Operating and Financial Review and Prospects” in our 2015 annual report on Form 20-F;

(b)         our management information circular dated April 1, 2016 in connection with our annual meeting of shareholders to be held on May 10, 2016, included as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on April 1, 2016;

(c)          the description of the Registrant’s Common Shares contained in Item 10 of the Registrant’s annual report on Form 20-F for the financial year ended December 31, 2015, filed with the Commission on March 30, 2016, including any amendment or report filed for the purposes of updating such description; and

(d)         to the extent permitted by applicable securities law, any other documents which we elect to incorporate by reference into this registration statement.

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this registration statement and shall be deemed to be a part hereof after the date of this registration statement but before the termination of the offering hereunder.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement.

ITEM 8.            Exhibits

Exhibit No.	Description

4.1

Restated Certificate of Incorporation and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 25, 2011).

4.2	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on October 3, 2012).

4.3

Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on November 17, 2015).

4.4

Amended and Restated By-Law One adopted by the Registrant’s Board of Directors on March 21, 2013 (incorporated by reference to Exhibit 1.3 to the Registrant’s annual report on Form 20-F filed with the Commission on March 22, 2013).

4.5

Second Amended and Restated Stock Option Plan of the Registrant adopted by the Registrant’s Board of Directors on March 20, 2014 and ratified by the Registrant’s shareholders on May 9, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s annual report on Form 20-F filed with the Commission on March 21, 2014).

4.6

Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada dated as at March 29, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on March 30, 2016).

5.1*	Opinion of Norton Rose Fulbright Canada LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summerville, State of South Carolina, United States, on April 1, 2016.

AETERNA ZENTARIS INC.

By:	/s/ Philip A. Theodore
Philip A. Theodore
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David Dodd and Philip A. Theodore, either of whom may act without the joinder of the other, as the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 1, 2016.

Signature	Title

/s/ David A. Dodd	Chairman, President and Chief Executive Officer
David A. Dodd	(Principal Executive Officer)

/s/ Geneviève Lemaire	Vice President, Finance and Chief Accounting Officer
Geneviève Lemaire	(Principal Financial Officer and Principal Accounting Officer)

/s/ Juergen Ernst	Lead Director
Juergen Ernst

/s/ Carolyn Egbert	Director
Carolyn Egbert

/s/ Michael Cardiff	Director
Michael Cardiff

/s/ Gérard Limoges	Director
Gérard Limoges

/s/ Ken Newport	Director
Ken Newport

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement on Form S-8, solely in the capacity of the duly authorized representative of Aeterna Zentaris Inc. in the United States, on April 1, 2016.

AETERNA ZENTARIS, INC.

By:	/s/ Philip A. Theodore
Philip A. Theodore
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1

Restated Certificate of Incorporation and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 25, 2011).

4.2	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on October 3, 2012).

4.3

Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on November 17, 2015).

4.4

Amended and Restated By-Law One adopted by the Registrant’s Board of Directors on March 21, 2013 (incorporated by reference to Exhibit 1.3 to the Registrant’s annual report on Form 20-F filed with the Commission on March 22, 2013).

4.5

Second Amended and Restated Stock Option Plan of the Registrant adopted by the Registrant’s Board of Directors on March 20, 2014 and ratified by the Registrant’s shareholders on May 9, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s annual report on Form 20-F filed with the Commission on March 21, 2014).

4.6

Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada dated as at March 29, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on March 30, 2016).

5.1*	Opinion of Norton Rose Fulbright Canada LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*Filed herewith.